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                            SECONDARY GUARANTEE RIDER

            Issued by Cove Financial Services Life Insurance Company

If this rider is listed on the  Policy  Specifications  page,  it is part of the policy.  This rider is subject to all  applicable  terms and  provisions  of the policy, except as modified herein.
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         Cost of                  The monthly rider cost of insurance is the Secondary Guarantee Rider Cost of Insurance
         Insurance                Rate shown on the Policy Specifications page, divided by 1000, multiplied by the difference between:

                                  1. the Death Benefit divided by the Monthly Cost of Insurance Factor shown on the Policy
                                       Specifications page; and

                                  2. the Cash Value of the base policy at the beginning of the policy month, before the deduction of the Monthly Cost of Insurance.

         Death Benefit            The Death Benefit is the greater of:

                                  1. The Face Amount of the base policy; or

                                  2. The Death Benefit otherwise provided by the base policy.

                                  Notwithstanding anything in this policy, the Death Benefit will in no case be less than the amount necessary to cause the policy to meet the requirements for the definition of life insurance under the Internal Revenue Code of 1986 or any applicable successor.

         Guarantee                If, on a Monthly Anniversary day prior to the Secondary Guarantee Date, shown on the
         Death Benefit            Policy Specifications page:

         Period                   a. the sum of all premiums paid on this policy; less

                                  b. any Partial Withdrawals; less

                                  c. any outstanding loan balance;

                                  is greater than or equal to the sum of the Secondary Guarantee Premium for the elapsed months since the Issue Date, this policy will not lapse even if your Cash Surrender Value is not sufficient to cover the Monthly Deduction on a Monthly Anniversary day.

         Policy Changes           If there is a decrease in Face Amount prior to the tenth policy anniversary the Secondary
                                  Guarantee Premium will not be changed. If there is a decrease after the tenth policy anniversary, we will reduce the future Secondary Guarantee Premium by an amount proportionate to the decrease in Face Amount. We will provide you with a new Policy
                                  Specifications page.

                                  If there is an increase in Face Amount, the Secondary Guarantee Premium will be increased based on the amount of the increase, the Attained Age, sex, and underwriting classifications of the insured at the time of the increase. The policy will be amended at the time of the increase to reflect any changes to the Secondary Guarantee Premium.

                                  If additional riders are added or cancelled we may adjust the Secondary Guarantee
                                  Premium. We will provide you with a new Policy Specifications page.

         Guarantee                If on a Monthly Anniversary day prior to the Secondary Guarantee Date, the sum of all
         Grace Period             premiums paid on this policy, reduced by any Partial Withdrawals and any outstanding loan balance, is less than the sum of the Secondary Guarantee Premiums for the elapsed months since the Issue Date, then the Guarantee Grace Period of 62 days will be allowed for the payment of a premium sufficient to keep this rider in force. The Secondary
                                  Guarantee Date and the Secondary Guarantee Premium are shown on the Policy
                                  Specifications page.

                                  Notice of the amount of premium required to be paid to keep this rider in force will be sent at the beginning of the Guarantee Grace Period to the last known address of the Owner and of any assignee of record. If we do not receive the premium required by the end of the
                                  Guarantee Grace Period this rider will terminate and the guarantee provided by this rider will no longer be in effect. If the premium requirement is not met and death occurs during the Guarantee Grace Period, there is no deduction of the rider premium required from the
                                  Death Benefit.


         CLR7                                                      1

         (5/99)







       Misstatement            If there is a Misstatement of Age or Sex in the application and such determination is made
       of Age or               prior to the death of the Insured and while this rider is in effect, then the Secondary
       Sex                     Guarantee Premium will be that amount which corresponds to the Face Amount, as adjusted under the policy, using the correct age and/or sex. The Account Value and the
                               Surrender Charges will not change at the point of correction.

       Secondary               The date the Secondary Guarantee Rider expires. This date is shown on the Policy
       Guarantee               Specifications page.

       Date
       Secondary               The premium required to keep the Secondary Guarantee Rider in force. This premium is
       Guarantee               shown on the Policy Specifications page.
       Premium

       Premium                 We will not restrict payment of any premium which is required to maintain this rider in force
       Limitations             because such payment will cause the Death Benefit to increase by an amount that exceeds the premium received. We will restrict any premium payment that would cause the policy to fail the definition of life insurance as defined by Section 7702 of the Internal Revenue Code of 1986 or any applicable successor.

       Reinstatement           If this rider terminates it may not be reinstated.
       Termination             This rider will terminate as of any Monthly Anniversary following a written request to us or upon the earlier of:

                               a.   the death of the Insured;

                               b.   the date of termination of the policy to which this rider is attached;

                               c.   the end of the Guarantee Grace Period following our notice to you that the premium requirement was not met;

                               d.   the Secondary Guarantee Date shown on the Policy Specifications page;

                               e.   the date a Change of Insured, on the policy to which this rider is attached, is executed.

       Continuation            Once this rider has terminated, the base policy may continue in accordance with the
       of Insurance            provisions of the base policy but without the benefit provided by this rider.




                            SECRETARY                                                       PRESIDENT





                                      Cova
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri

       CLR7                                                    2
       (5/99)
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